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Exhibit 10(h)

[Tenet Healthcare Corporation Letterhead]

Stephen Farber
Chief Financial Officer

November 17, 2003

Personal & Confidential

Tim Pullen
[Home address omitted]

Dear Tim:

I am very pleased to confirm your promotion to EVP, Chief Accounting Officer effective August 15, 2003. Accordingly, you will be eligible for the following compensation and benefits package:

  a.
  Base Compensation: Your base salary will increase to the rate of $375,000 per year effective August 15, 2003, payable bi-weekly.

  b.
  Annual Incentive Plan: Your target award percentage in Tenet's Annual Incentive Plan (AIP) will be increased to 55% of salary. You will also be eligible for the growth award.

  c.
  Car Allowance: You will receive an annual automobile allowance of $18,100 paid bi-weekly.

  d.
  ExecuPlan Medical: You will continue to participate in Tenet's ExecuPlan which provides reimbursement for out-of-pocket health and dental expenses at a $5,000 annual level.

  e.
  Stock Options: Your position is eligible for stock option grants. Grants are considered periodically by the company's Compensation Committee of the Board of Directors. Options vest over three years with one-third of the options vesting at the end of each year.

  f.
  Benefits: You will continue to receive all standard employee benefits in accordance with TenetSelect benefit plan and will continue to participate in the Supplemental Executive Retirement Program (SERP).

  g.
  Tenet Executive Severance Protection Plan: You have been named a participant in the Tenet Executive Severance Protection Plan which was approved by the Compensation Committee in January 2003. Details of that plan have been provided to you under separate cover.

Finally, your employment with the company will be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time. The term "cause" as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company's Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of the company's Human Resources Operations or other Policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the company shall not be considered "cause" so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

Please indicate your acceptance by signing and returning a copy of this letter to Anthony Austin in Dallas.

Congratulations, this is an important recognition in your career growth with Tenet.

Sincerely,	ACCEPTED AND AGREED TO:
/s/ STEPHEN D. FARBER Stephen D. Farber
	/s/ TIMOTHY L. PULLEN Tim Pullen	1/12/2004 Date
cc:
Personnel File

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  Exhibit 10(h)